                                                                   Exhibit 12.01

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:



                                                                                                         Six Months
                                                                                                           Ended
                                                             Fiscal Year Ended August 31,               February 28,
                                                   -------------------------------------------------    ------------
                                                     1996      1997       1998       1999      2000         2001
                                                     ----      ----       ----       ----      ----         ----
Ratio of Earnings to Fixed Charges............        5.0       12.2       13.7       12.1     13.6          17.8
Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends..............        5.0       12.2       13.7       12.1     13.6          17.8



         These computations include Jabil Circuit, Inc. and its consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. Fixed charges consist of (1) interest on all indebtedness and amortizations of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.